Exhibit 15.1

November 29, 2010

Ensco plc
6 Chesterfield Gardens
London, England W1J 5BQ

Re:	Registration Statements on Form S-3 (No. 333-156705) and Form S-8 (Nos. 333-58625, 33-40282, 333-97757, 333-125048 and 333-156530).

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 22, 2010 (except for the updated disclosure and reclassification of ENSCO 60 operating results from continuing to discontinued operations for all periods presented, as described in Note 11, as to which the date is November 29, 2010, and ENSCO 69 operating results from discontinued to continuing operations for all periods presented, as described in Note 11, as to which the date is November 29, 2010) related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.  It should be noted, we have not performed any procedures subsequent to July 22, 2010 (except for the updated disclosure and reclassification of ENSCO 60 operating results from continuing to discontinued operations for all periods presented, as described in Note 11, as to which the date is November 29, 2010, and ENSCO 69 operating results from discontinued to continuing operations for all periods presented, as described in Note 11, as to which the date is November 29, 2010).

/s/ KPMG LLP
Dallas, Texas